PURCHASE MONEY FINANCING AGREEMENT FOR ADDITIONAL IMPROVEMENTS

This PURCHASE MONEY FINANCING AGREEMENT FOR ADDITIONAL IMPROVEMENTS (the "Agreement") is dated as of March 1, 2007, and is by and between **Universal Tool & Engineering Company, Inc.**, an Indiana corporation ("UTE"), **EnerDel, Inc.**, a Delaware corporation ("EnerDel") and **Ener1, Inc.**, a Florida corporation ("Ener1"), as Co-Signer.

Recitals

WHEREAS, UTE, as "Landlord," was party to a *Lease of Industrial or Warehouse Facilities* with Delphi Automotive Systems LLC ("Delphi"), as "Tenant," dated as of June 22, 2001 (the "Prime Lease");

WHEREAS, UTE and Delphi entered a First Amendment to Lease of Industrial or Warehouse Facilities dated July 24, 2002 (the "First Amendment"). Section 2 of the First Amendment provides in relevant part:

> "(a) The total cost of the Additional Improvements for which Tenant is responsible is One Million Five Hundred Sixty-Five Thousand Seven Hundred Twenty-Two and 96/100ths Dollars ($1,565,722.96)."

WHEREAS, Delphi, as "Sublandlord," and EnerDel, as "Subtenant," entered that certain *Sublease Agreement* dated as of October 20, 2004 (the "Sublease"). Section 2.B. of the Sublease provides in relevant part:

> "At expiration of the Sublease Term, Subtenant will reimburse Sublandlord for $487,129 [the "Additional Improvements Balance"] which represents the portion of Additional Improvements (as defined in the Prime Lease) allocated to the Sublet Premises and which will then be owed to Prime Landlord by Sublandlord; except to the extent that such fees are waived by Prime Landlord in connection with any separate lease then negotiated between Subtenant and Prime Landlord."

(Bracketed information added).

WHEREAS, Delphi filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. §101, et seq.) on October 8 and 14, 2005 in the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), thereby commencing the case captioned In re Delphi Corporation, et al., Case No.: 05-44481 (RDD)(the "Delphi Bankruptcy Case").

WHEREAS, on January 6, 2006, the Bankruptcy Court entered an *Order Under 11 U.S.C. § 365(a) and 554 and Fed. R. Bankr. P. 6006 Approving Procedures for Rejecting Unexpired Real Property Leases and Authorizing Debtors to Abandon Certain Furniture, Fixture and Equipment.*

WHEREAS, on January 17, 2006, Debtor filed its Notice of Rejection of Unexpired Leases and Abandonment of Personal Property, which provided, among other things, inter alia, that the Prime Lease was rejected as of January 31, 2006.

WHEREAS, UTE has filed one or more Proofs of Claim in the Delphi Bankruptcy Case seeking payment from Delphi and/or the Delphi Bankruptcy Case of, among other things, the Additional Improvement Balance.

WHEREAS, UTE filed a complaint in the Superior Court for Marion County, Indiana captioned Universal Tool & Engineering Company, Inc. v. EnerDel, Inc. on March 12, 2007 requesting, inter alia, that EnerDel be ejected from the premises, a receiver be appointed, and UTE be awarded $487,129 in damages for breach of contract or unjust enrichment, including a Motion for a Temporary Restraining Order restricting EnerDel from removing its personal property from the premises (the "UTE Lawsuit").

WHEREAS, UTE and EnerDel are, contemporaneously with the execution of this Agreement, executing an *Industrial/Warehouse Building Lease.*

WHEREAS, although EnerDel contends that it has no obligation to pay the Additional Improvements Balance to UTE, it is a condition UTE's willingness to enter such Lease that EnerDel pay to UTE the Additional Improvements Balance, pursuant to the terms of this Agreement.

WHEREAS, although EnerDel contends that it has no obligation to pay the Additional Improvements Balance to UTE, EnerDel is agreeable to paying the Additional Improvements Balance to UTE pursuant to the terms of this Agreement.

Agreement

1. **EnerDel's Payment of Additional Improvements Balance.** EnerDel agrees, simultaneously with the execution of this Agreement, pay to UTE the Additional Improvements Balance in twelve monthly installments of $42,430.92 (each an "Improvement Payment") beginning on May 1, 2007 as purchase money financing for the Additional Improvements. Upon execution of this Agreement, EnerDel shall execute and deliver to UTE an Installment Promissory Note in the form attached hereto as Exhibit A representing the obligation to make the Improvement Payments.

2. **UTE's Release of Claim for Additional Improvements Balance.** UTE shall, and for all purposes shall have been deemed, to release its claim against EnerDel, if any, for issuance of the Installment Promissory Note for payment of the Additional Improvements Balance and shall withdraw the UTE Lawsuit. If UTE fails to withdraw the UTE Lawsuit, EnerDel may withhold Improvement Payments until the UTE Lawsuit is effectively withdrawn. If EnerDel incurs additional legal fees in enforcing this section of this Agreement, all such legal fees may be deducted from the next Improvement Payment.

3. **Parties' Treatment of Delphi's Claim for Payment of Additional Improvements Balance.**

3.1 The Parties acknowledge that UTE has a claim against Delphi and/or the Delphi Bankruptcy Case for payment of the Additional Improvements Balance pursuant to the Prime Lease, and Delphi and/or the Delphi Bankruptcy Case may have a claim against EnerDel for payment of the Additional Improvements Balance pursuant to the Sublease.

3.2 The Parties further acknowledge that it is their mutual intention to settle payment of the Additional Improvements Balance without regard to the effect of this settlement on the Delphi Bankruptcy Case.

3.3 UTE shall, within ten (10) days from the receipt of any monthly payment from EnerDel under the Installment Promissory Note, cause to be amended its Proof of Claim No. 2175 filed in the Delphi Bankruptcy Case by reducing said Proof of Claim by the amount of said monthly payment.

4. **Miscellaneous.**

4.1 **Merger**. All prior understandings and agreements between the parties are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Agreement, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

4.2 **Notices**. Any notices to be given by either party pursuant to or as a result of this Agreement shall be in writing and shall be deemed to have been properly given only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as said party may designate to the other by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service:

If to Landlord:

Universal Tool & Engineering Company, Inc.
c/o Jane A. Grummann, President
7601 E. 88th Place
Indianapolis, IN 46256

With a copy to:

Bingham McHale LLP
8900 Keystone Crossing, Suite 400
Indianapolis, IN 46240
Attn: John Taylor

If to Tenant: EnerDel, Inc.
8740 Hague Road, Building 7
Indianapolis, IN 46256
Attn: Naoki Ota

With a copy to: Ener1, Inc.
500 West Cypress Creek Road, Suite 100
Fort Lauderdale, FL 33309
Attn: General Counsel

4.3 **Parties Bound**. This Agreement shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto.

4.4 **Governing Law; Construction**. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Agreement are solely for convenience of reference and shall not affect its interpretation. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Agreement may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

4.5 **Warrant**. Within ten (10) days after execution of this Agreement, EnerDel shall provide to UTE a five year warrant for 100,000 shares of EnerDel common stock with an exercise price of $0.00 per share.

4.6 **Probate Court Approval**. This Agreement is subject to approval by the Marion County Probate Court in the matter of the Estate of Carl Grummann, Cause No. 49D04-0605-ES-019175.

IN WITNESS WHEREOF, UTE and EnerDel have duly executed this Agreement as of the day and year first above written.

UTE:

UNIVERSAL TOOL & ENGINEERING COMPANY, INC., an Indiana corporation

By: Jane A. Grummann
Jane A. Grummann, President

ENERDEL:

ENERDEL, INC., a Delaware corporation

By: ______________________
Peter Novak, Chairman

ENER1:

ENER1, INC., a Florida corporation

By: ______________________